[LETTERHEAD OF CONYERS DILL & PEARMAN]



RBX/ss/310589/d.360208                                         3 September 1997


Desjardins Ducharme Stein Monast
600, rue de la Gauchetiere Ouest
Bureau 2400, Montreal
Quebec
Canada H3B 4LB



Dear Sirs

NB Finance, Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with a loan agreement dated 3 September, 1997 made between the Company as borrower and NB Capital Corporation, a Maryland corporation, as lender ("NB Capital") and the sale of certain mortgage loans by National Bank of Canada (the "Bank") to the Company and the assignment of those mortgage loans, as security for the obligations of the Company under the Loan Agreement (referred to below), by the Company to NB Capital.

For the purposes of giving this opinion, we have examined and relied upon the following documents:

(a) an executed copy of a deed of sale of mortgage loans dated 3 September, 1997 made between the Bank and the Company providing, inter alia, for the purchase by the Company from the Bank of the mortgage loans described therein (the "Mortgage Loans") (the "Mortgage Purchase Agreement");

(B) an executed copy of a loan agreement dated 3 September, 1997 made between the Company as borrower and NB Capital as lender providing, inter alia, for sixteen loans in the aggregate principal amount of US$476,588,453.00 to enable the Company to purchase the Mortgage Loans pursuant to the Mortgage Purchase Agreement (the "Loan Agreement");

(c) executed copies of sixteen promissory notes each dated 3 September, 1997 made by the Company for the benefit of NB Capital evidencing each of the sixteen loans made under the Loan Agreement (each, a "Note" and together, the "Notes");



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(d)      executed  copies of sixteen  mortgage loan  assignment  agreements each dated 3 September, 1997 made between the Company as assignor and NB Capital as assignee providing, inter alia, for the assignment by the Company to NB Capital of the Mortgage Loans as security for the Company's obligations under the Notes (together, the "Assignments").

(e) an executed copy of a power of attorney dated as of 3 September, 1997 by which the Company appoints NB Capital as its attorney-in-fact (the "Power of Attorney");

(f) an executed copy of an assignment of servicing agreement dated as of 3 September, 1997 made by the Company, NB Capital and the Bank pursuant to which the Company assigns and NB Capital assumes the Company's rights and obligations under the Servicing Agreement dated as of 3 September, 1997 made by the Bank and the Company with respect to the Mortgage Loans (the "Assignment of Servicing Agreement").

The Mortgage Purchase Agreement, the Loan Agreement, the Notes, the Assignments, the Power of Attorney and the Assignment of Servicing Agreement are herein sometimes collectively referred to as the "Documents".

We have also reviewed a copy of the Memorandum of Association and the Bye-laws of the Company, resolutions of the Company's Board of Directors dated 3 September, 1997 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

We have assumed:

(i) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken.

(ii) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents;

(iii) the due execution and delivery of the Documents by each of the parties thereto, other than the Company;

(iv)     the   correctness,   accuracy   and   completeness   of   all   factual
         representations made in the Documents and in the other documents which we have reviewed;

(v) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;



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                                        3

(vi) the validity and binding effect under the laws of the Province of Quebec (the "Foreign Laws") of the Mortgage Purchase Agreement which is expressed to be subject to such Foreign Laws in accordance with its terms; and

(vii) the validity under the Foreign Laws of the submission by the Company pursuant to the Mortgage Purchase Agreement to the non-exclusive jurisdiction of the provincial courts of Canada (the "Foreign Courts").

(viii) that, pursuant to the Mortgage Purchase Agreement, the Company has obtained legal title to the Mortgage Loans;

(ix) that, pursuant to the Mortgage Purchase Agreement, the Company will upon demand be able to obtain physical possession of the documents evidencing the Mortgage Loans;

(x) that, pursuant to the Mortgage Purchase Agreement, the Company will be able to collect the revenues produced by the Mortgage Loans, together with the capital falling due thereon and give a valid discharge thereof; and

(xi) that, pursuant to the Mortgage Purchase Agreement, the Company will in its own name be able to institute proceedings in recovery of the Mortgage Loans.

We express no opinion as to the validity or the binding effect of obligations to make any payment at an increased rate on overdue amounts or on the happening of an event of default.

We express no opinion as to the validity or binding effect of obligations to pay a specified rate of interest on the amount of a judgment after the date of judgment.

We express no opinion as to the effectiveness of any provision which refers to the deletion or severance of any other provision in any of the Documents if any such other provision in the Documents is determined by a court to be illegal, invalid or otherwise unenforceable.

Any provision providing that certain statements, calculations or certificates will be conclusive and binding may not be effective if such statements, calculations or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party.

The obligations of the Company under the Documents:

(i) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors.


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(ii)     will be  subject  to  statutory  limitation  of the time  within  which proceedings may be brought;

(iii) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; and

(iv) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages.

A Bermuda court may stay any proceedings commenced in Bermuda against the Company under the Documents if there are other proceedings in respect of those Documents simultaneously under way against the Company in another jurisdiction.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued for your benefit with respect to the matters referred to herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter without our express written consent.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company has been duly incorporated, is validly existing and in good standing (meaning that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which might make it liable to be stuck off the Register of Companies and thereby cease to exist under the laws of Bermuda) under the laws of Bermuda.

2. The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations under the Documents in accordance with their respective terms will not violate the Memorandum of Association or Bye-laws of the Company or any applicable law, regulation, order or decree in Bermuda.

3. The Company has taken all corporate action required to authorise its execution and delivery of the Documents and the performance of its obligations under the Documents in accordance with their respective terms. The Documents have been duly executed by or on behalf of the Company and upon delivery will constitute the valid and binding obligations of the Company enforceable in accordance with the terms thereof.



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4.       The  registered  office of the  Company is  Clarendon  House,  2 Church
         Street, Hamilton, Bermuda and the bye-laws of the Company provide that the Company shall have a head office in Bermuda.

5. The Company has, pursuant to the Assignments assigned to NB Capital, without recourse to the Company, all its right, title and interest to the Mortgage Loans and NB Capital may therefore:

         (a) obtain legal title to the Mortgage Loans subject to the right of redemption of the Company upon the satisfaction of the obligations of the Company under the applicable Note;

         (b) upon demand obtain physical possession of the documents evidencing the Mortgage Loans;

         (c) collect the revenues produced by the Mortgage Loans, together with the capital falling due thereon and give a valid discharge thereof; and

         (d) in its own name institute proceedings in recovery of the Mortgage Loans.

6. No order, consent, approval, license, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the execution and delivery by the Company of the Documents or the performance and enforcement of its obligations thereunder.

7. It is not necessary or advisable, in order to ensure their enforceability in Bermuda, that the Documents be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda. However, it may be desirable, in order to ensure their priority in Bermuda, that the Assignments and any document which creates a mortgage or charge (a "Security Document") be registered in the Register of Charges in accordance with Section 55 of the Companies Act 1981. Upon registration the Security Document will have priority in Bermuda over any unregistered charge created after 11th July, 1984 and over any subsequently registered charge in respect of the assets which are the subject of the Security Document. A registration fee of BD$425 will be payable in respect of the registration of each Security Document so registered.

8. There is no income or other tax of Bermuda imposed by withholding or otherwise on any payment to be made to or by the Company under the Documents. The Documents will not be subject to ad valorem stamp duty in Bermuda and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in connection with the


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         execution,   delivery,  filing,  registration  or  performance  of  the
         Documents other than as stated in paragraph 7 hereof.

9. Neither the Bank nor NB Capital will be deemed to be resident, domiciled or carrying on business in Bermuda by reason only of their execution, performance or enforcement of the Documents.

10. The Bank and NB Capital each have standing to bring an action or proceedings before the appropriate courts in Bermuda for the enforcement of the Documents. It is not necessary or advisable in order for the Bank or NB Capital to enforce its rights under the Documents, including the exercise of remedies thereunder, that it be licensed, qualified or otherwise entitled to carry on business in Bermuda.

11. The choice of the Foreign Laws as the governing law of the Mortgage Purchase Agreement is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda.

12. The submission by the Company under the Mortgage Purchase Agreement to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon the Company.

13. A Bermuda court would recognise as a valid judgment, a final and conclusive judgement in personam obtained in the Foreign Courts against the Company based upon the Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of Bermuda, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (f) there is due compliance with the correct procedures under the laws of Bermuda.

14. The Documents are in an acceptable legal form under the laws of Bermuda for enforcement therefore in Bermuda.

Yours faithfully